Exhibit 2.2

WRITTEN CONSENT OF SHAREHOLDERS HOLDING A MAJORITY OF ISSUED AND
OUTSTANDING SHARES OF COMMON STOCK OF
TRUDY CORPORATION IN LIEU OF MEETING

Under Section 228 of the
Delaware General Corporation Law and
Art. II, Sec. 10 of By-Laws of Trudy Corporation

The undersigned, shareholders of Trudy Corporation, a Delaware corporation (the “Corporation”) holding a majority of the issued and outstanding shares of common stock of the Corporation, do hereby consent this 17th day of March, 2010 to the adoption of the resolutions set forth below in connection with the sale of substantially all the assets of the Corporation and assumption of certain liabilities of the Corporation by MMAC, LLC, a Delaware limited liability company (the “Buyer”); the preparation, filing with the SEC and mailing to shareholders of an Information Statement to all shareholders of the Corporation; and the taking of all actions required and advisable relating thereto. This written consent replaces an earlier written consent, dated December 18, 2009, signed by the same stock-holders, in order to fully comply with record date legal requirements.

RESOLVED, that the Asset Purchase Agreement (the “Agreement”), dated as of December 18, 2009, between the Corporation and the Buyer, an executed copy of which is attached as Exhibit A hereto, providing for the sale by the Corporation of substantially all its assets to the Buyer and the assumption of certain liabilities of the Corporation by the Buyer, and the various transactions contemplated by the Agreement be, and they hereby are, approved, adopted, and authorized on behalf of the Corporation in all respects; and

FURTHER RESOLVED, that the various ancillary agreements which are listed as Exhibits, and are attached, to the Agreement and which constitute an integral part of the various transactions contemplated by the Agreement be, and they hereby are, approved, adopted and authorized on behalf of the Corporation in all respects; and

FURTHER RESOLVED, that the preparation of an Information Statement (the “Information Statement”) complying with federal securities laws and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the filing thereof with the SEC and the mailing thereof to all shareholders of the Corporation, and the taking of all actions required and advisable relating to any and all of the foregoing actions set forth in the above resolutions be, and they hereby are, approved and authorized on behalf of the Corporation in all respects; and

FURTHER RESOLVED, that the Closing (as such term is defined in the Agreement) shall not take place until the passage of at least 20 days following the mailing of the Information Statement to the Corporation’s shareholders and until all of the other closing conditions set forth in the Agreement are either satisfied or waived; and

FURTHER RESOLVED, that the Agreement, the ancillary agreements and the various transactions contemplated thereby are determined to be in the best interests of the Corporation and of its creditors and shareholders; and

FURTHER RESOLVED, that any and all actions heretofore or hereafter taken by the officers or directors of the Corporation within the terms of any of the foregoing resolutions are hereby ratified and confirmed as the act and deed of the Corporation.

FURTHER RESOLVED, that each of the officers and directors of the Corporation is hereby authorized and directed to execute and deliver any and all documents and to take such other action as they deem necessary, advisable, or appropriate to carry out the purposes and intent, but within the limitations, of the foregoing resolutions.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the shareholders of Trudy whose names are set forth below have executed this Written Consent as of the date first set forth above.

Name of Shareholder	% Ownership of Shares

/s/ William W. Burnham
William W. Burnham	187,584,467(26.76%)

/s/ Alice B. W Burnham
Alice B. Burnham	129,503,806(18.48%)

/s/ Ashley C. Andersen Zantop
Ashley C. Andersen Zantop	33,673,808(4.80%)

/s/ Fell C. Herdeg
Fell C. Herdeg	1,300,000(0.19%)

/s/ William Herrmes
William Hermes	9,100,000(1.30%)

TOTAL =	51.53%